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Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION
OF
THERAVANCE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

        Theravance, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

        DOES HEREBY CERTIFY:

        FIRST: That the name of this corporation is Theravance, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 19, 1996 under the name Advanced Medicine, Inc.

        SECOND: That the Board of Directors duly adopted resolutions proposing to further amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

        RESOLVED, that the Restated Certificate of Incorporation of this corporation be further amended and restated in its entirety as follows:

ARTICLE I

        The name of this corporation is Theravance, Inc.

ARTICLE II

        The address of the registered office of this corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        A. Classes of Stock. This corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Class A Common Stock", and "Preferred Stock." The total number of shares that this corporation is authorized to issue is 230,230,000 shares. 200,000,000 shares shall be Common Stock, 30,000,000 shares shall be Class A Common Stock, and 230,000 shares shall be Preferred Stock, each with a par value of $0.01 per share.

        B.    Preferred Stock.

          1.     Designation and Amount.    All 230,000 shares of Preferred Stock shall be designated as "Series A Junior Participating Preferred Stock".

          2.     Dividends and Distribution.

            (a)   Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A

    Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or Class A Common Stock or a subdivision of the outstanding shares of Common Stock or Class A Common Stock (by reclassification or otherwise), declared on the Common Stock and Class A Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The "Adjustment Number" shall initially be 1,000. In the event the Corporation shall at any time after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (i) declare and pay any dividend on Common Stock or Class A Common Stock payable in shares of Common Stock or Class A Common Stock, as the case may be, (ii) subdivide the outstanding Common Stock or Class A Common Stock or (iii) combine the outstanding Common Stock or Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock or Class A Common Stock, as the case may be, outstanding immediately after such event and the denominator of which is the number of shares of Common Stock or Class A Common Stock, as the case may be, that were outstanding immediately prior to such event.

            (b)   The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock or Class A Common Stock (other than a dividend payable in shares of Common Stock or Class A Common Stock, as the case may be).

            (c)   Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          3.     Voting Rights.    The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

            (a)   Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

            (b)   Except as required by law, by Section 3(c) and by Section 10 of Article IV(B), holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and Class A Common Stock as set forth herein) for taking any corporate action.

            (c)   If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Junior Participating Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased automatically by two. In addition to voting together with the holders of Common Stock and Class A Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock and Class A Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Junior Participating Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Stock being entitled to cast a number of votes per share of Series A Junior Participating Preferred Stock as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(c). Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(c) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Junior Participating Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Junior Participating Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced automatically by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Stock in this Section 3.

          4.    Certain Restrictions.

            (a)   Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

               (ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

              (iii)  purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b)   The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5.     Reacquired Shares.    Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

          6.     Liquidation, Dissolution or Winding Up.

            (a)   Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount per share (the "Series A Liquidation Preference") equal to the greater of (i) $10.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock or Class A Common Stock upon such liquidation, dissolution or winding up of the Corporation.

            (b)   In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating

    Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

            (c)   Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

          7.     Consolidation, Merger, Etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock and Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock and Class A Common Stock is changed or exchanged.

          8.     No Redemption.    Shares of Series A Junior Participating Preferred Stock shall not be subject to redemption by the Corporation.

          9.     Ranking.    The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock and Class A Common Stock as to such matters.

          10.   Amendment.    Notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, at any time that any shares of Series A Junior Participating Preferred Stock are outstanding, this Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

          11.   Fractional Shares.    Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

        C.    Common Stock and Class A Common Stock.    The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and Class A Common Stock are as set forth below in this Section C of this Article IV(C).

          1.     Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, if any, the holders of the Common Stock and Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of the corporation including, distributions pursuant to stock splits or divisions of the stock of the corporation which occur after the initial issuance of Class A Common Stock, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock. In the case of any combination or reclassification of the Common Stock or the Class A Common Stock, the shares of the Common Stock or the Class A Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Class A Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination or reclassification.

          2.     Liquidation Rights.    Upon the liquidation, dissolution or winding up of this corporation, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights, if any, the assets of this corporation shall be distributed among the holders of Common Stock and Class A Common Stock pro rata based on the number of shares of Common Stock and Class A Common Stock held by each.

          3.     Voting Rights.    Except as set forth in Section C.10 of this Article IV, the Common Stock and Class A Common Stock shall vote together on matters as a single class and the holder of each share of Common Stock and the holder of each share of Class A Common Stock shall each have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock and Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

          4.     Redemption.    Subject to the provisions of the Governance Agreement, dated as of May 11, 2004, among this corporation, SmithKline Beecham Corporation, a Pennsylvania corporation ("GSK"), GlaxoSmithKline plc, an English public limited company ("GlaxoSmithKline") and Glaxo Group Limited, a limited liability company organized under the laws of England and Wales, as such agreement may be amended from time to time (such agreement, as amended from time to time, the "Governance Agreement"), fifty percent (50%) of the then Callable/Puttable Shares (as defined below in Section C.11 of this Article IV) may be redeemed (the "Call"), out of funds legally available therefor, at the price and upon the terms and conditions set forth below. Pursuant to the Governance Agreement, GSK is required to inform the Company, in the period between June 1, 2007 and no later than the close of business on July 1, 2007, in writing whether or not it desires to exercise the Call pursuant to this Section C.4. If GSK does request the Call, it shall provide the desired date of redemption pursuant to the Call (the "Call Date") in such notice, which date of redemption shall not be later than July 31, 2007. Upon the occurrence of the Call pursuant to this Section 4, each holder of Callable/Puttable Shares shall receive the Call Price (as defined below) for fifty percent (50%) of the Callable/Puttable Shares held by such holder in accordance with the provisions of this Section C.4 and the Governance Agreement. The Class A Common Stock shall not be callable or redeemable.

            (a)   Call Price.    The call price shall be $54.25 per share of Common Stock that constitutes a Callable/Puttable Share (the "Call Price"), subject to adjustments pursuant to paragraph (c) of this Section 4.

            (b)   Call Notice.    Notice of the Call shall be given through the mailing by the corporation of a notice that the Call will occur (the "Call Notification"), postage prepaid, to the holders of record of the shares of Common Stock that constitute Callable/Puttable Shares at their respective addresses then appearing on the books of the corporation, not more than thirty nor less than ten calendar days prior to Call Date, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the Call.

            (c)   Adjustments.    If the corporation shall at any time after the initial issuance of any Common Stock pay any dividend on Common Stock payable in Common Stock or effect a subdivision or combination of the Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Call Price shall be adjusted by multiplying the Call Price by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event. If the corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Call Price shall be reduced by the per share value of such cash, securities or other property. The Independent Directors (as defined in the Governance Agreement) shall determine in good faith the value of any non-cash dividend for purposes of the Call or the Call Price set forth in the immediately preceding sentence.

            (d)   Condition to the Corporation's Obligations.    Notwithstanding any other provision of this Article IV, the corporation's obligation to pay the Call Price in respect of shares of Common Stock with respect to which the Call Notification has been given (and to deposit with the Depositary (as defined below) funds pursuant to Section C.6(a) of this Article IV) shall be conditioned upon the corporation's having received from GSK or GlaxoSmithKline, or any other affiliate of GSK, the sum of (i) funds in an amount equal to the product of 50% of the Callable/Puttable Shares existing on the Call Date multiplied by the Call Price, and (ii) such additional funds, if any, sufficient to permit the corporation to redeem the shares of Common Stock with respect to which the Call Notification has been given without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or any other law or regulation for the protection of creditors (collectively, the sum of (i) and (ii) is referred to as the "Call Amount"). The corporation shall only use the funds received from GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Call pursuant to this Section C.4.

            (e)   Enforcement of GSK Obligations.    The corporation shall be mandatorily obligated to take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of GSK and GlaxoSmithKline and their affiliates to pay the Call Amount upon receipt of notice from GSK that it intends to exercise the Call, including, without limitation, all actions required to cause GSK and GlaxoSmithKline and their Affiliates to perform their respective obligations under Section 3.1 of the Governance Agreement.

          5.     Put by Holders.    Unless the Call has been previously exercised, during the Put Period (as defined below in Section C.11(h) of this Article IV), each holder shares of Common Stock that constitute Callable/Puttable Shares shall have the option (the "Put") to require the corporation to redeem up to fifty percent (50%) of the shares of Common Stock that constitute Callable/Puttable Shares held by such holder.

            (a)   Put Price.    In connection with the exercise of the Put by any holder of Common Stock that constitutes Callable/Puttable Shares, the corporation shall redeem each share of Common Stock subject to the Put Notice at a put price per share equal to $19.375 (the "Put Price"), subject to adjustment pursuant to Section C.5(c) of this Article IV. Each holder of shares of Common Stock that constitute Callable/Puttable Shares shall have the right to require the corporation to redeem up to fifty percent (50%) of such holder's shares of Common Stock that constitute Callable/Puttable Shares by delivery of the Put Notice (as defined below) during the Put Period to the corporation or the Depositary (as defined below)

    electing to have up to fifty percent (50%) of the shares of Common Stock that constitute Callable/Puttable Shares held by such holder redeemed by the corporation, accompanied by a certificate or certificates representing such shares.

            (b)   Put Notice. At least ten and not more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event (as defined below in Section C.7 of this Article IV) giving rise to such acceleration (but in no event later than the tenth day following such date), the corporation shall mail the Put Notification (as defined below in Section C.11(g) of this Article IV) to each holder of shares of Common Stock that constitute Callable/Puttable Shares at such holder's address as it appears on the transfer books of the corporation at the address for such holder set forth in the records of the corporation, with a form of Put Notice to be used by such holder in exercising the Put. The Put Notification shall comply in all respects with applicable provisions of the Securities Exchange Act as in effect at the time the Put Notification is given. A notice similar to the Put Notification shall be given by the corporation by publication in the Wall Street Journal at least ten and no more than thirty days prior to the beginning of the Put Period or, in the event of an acceleration of the Put, in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date). If the corporation shall fail to give the Put Notification to the holders of Common Stock at least ten days prior to the beginning of the Put Period or, in the event of an acceleration of the Put in accordance with the terms of Section C.7 of this Article IV, as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than the tenth day following such date), as provided herein, the rights of the holders of Common Stock shall not be prejudiced thereby and the Put shall nevertheless become exercisable at the beginning of the Put Period as herein provided but the expiration of the Put Period shall be extended to that date which is thirty-five Business Days (as defined below in Section C.11(b) of this Article IV), or, in the event of such acceleration, sixty-five Business Days, from the date the Put Notification is given to holders of Common Stock. To facilitate the giving of the Put Notification to the holders of Common Stock, the Board of Directors may fix a record date for determination of holders of Common Stock entitled to be given the Put Notification, which record date may not be more than five days prior to the date the Put Notification is given pursuant to this paragraph (b).

            (c)   Adjustments.    If the corporation shall effect a subdivision or combination of the Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event. If the corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend. The Independent Directors shall determine in good faith the value of any non-cash dividend for purposes of the Put or the Put Price set forth in the immediately preceding sentence.

            (d)   Condition to the Corporation's Obligations.    Notwithstanding any other provision of this Article IV, the corporation's obligation to pay the Put Price in respect of shares of Common Stock with respect to which the Put has been properly exercised (and to deposit with the Depositary funds pursuant to Section C.6(a) of this Article IV) shall be conditioned upon the corporation's having received from GSK, GlaxoSmithKline, or any of their Affiliates, the sum of (i) funds in an amount equal to the product of the number of shares of Common

    Stock that constitute Callable/Puttable Shares with respect to which the Put has been properly exercised multiplied by the Put Price, and (ii) such additional funds, if any, sufficient to permit the corporation to redeem the shares of Common Stock with respect to which the Put has been properly exercised without violating Section 160 of the Delaware General Corporation Law, any bankruptcy or insolvency law or any other law or regulation for the protection of creditors (collectively, the sum of (i) and (ii) is referred to as the "Put Amount"). In addition, the corporation shall be relieved of any obligation to pay the Put Amount in the event that GSK shall offer to purchase 50% of the outstanding shares of Common Stock that constitute Callable/Puttable Shares from each holder of such shares at a price per share equal to the Put Price. The corporation shall only use the funds received from GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Put pursuant to this Section C.5. Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, in no event shall the amount required to be paid by GSK or GlaxoSmithKline to the corporation and/or to holders of Common Stock in connection with the Put exceed $525,000,000.

            (e)   Enforcement of GSK Obligations.    The corporation shall be mandatorily obligated to take (and shall have no corporate power or capacity not to take) such action as may be necessary to enforce the obligations of GSK, GlaxoSmithKline and their affiliates to pay the Put Amount (and any other amounts payable pursuant to Section 3.4 of the Governance Agreement), including, without limitation, all actions required to cause GSK, GlaxoSmithKline and their Affiliates to perform their respective obligations under Section 3.4 of the Governance Agreement.

          6.     Procedures.

            (a)   Payment.

                (i)  In the event the Call is exercised by GSK, the corporation shall deposit or cause to be deposited the aggregate Call Price (in each case, together with accrued and unpaid dividends to such date) with the Depositary, in trust for payment and issuance to the holders of the Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the payment of the Call Price. The corporation shall deposit the aggregate Call Price and any declared and unpaid dividends: (x) on or prior to the second Business Day prior to the Call Date, if GSK has short-term credit ratings of not less than A-1 from Standard & Poor's Rating Services ("S&P") and not less than P-1 from Moody's Investors Service, Inc. ("Moody's") at the time GSK gives notice of its intention to exercise the Call pursuant to Section C.4 of this Article IV, or (y) on or prior to the date any Call Notification is first sent or given, if GSK's short credit ratings are less than A-1 from S&P or less than P-1 from Moody's at the time that GSK gives its notice of its intention to exercise the Call pursuant to Section C.4 of this Article IV (the date in (x) or (y), as applicable, being the "Call Price Deposit Date"), provided that the corporation shall have received the aggregate Call Price from GSK or GlaxoSmithKline at least one Business Day prior to the Call Price Deposit Date. Each holder of shares of Common Stock on the Call Date will be paid the Call Price for their shares of Common Stock subject to the Call within three Business Days following the surrender of the certificate or certificates representing such shares to the Depositary together with a properly executed letter of transmittal covering such shares; provided, however, the consideration payable to a holder an option, warrant, right or other security described in Section 3.3 of the Governance Agreement shall be paid upon the date of conversion, exercise or exchange of such option, warrant, right or security. The corporation's written instructions to the Depositary may provide that any of such deposit remaining unclaimed, at the expiration of two years after the date fixed for the Call, by the holder of any shares of Common Stock subject to the Call be, subject to applicable law, returned to the corporation and revert to the general funds of the corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against the corporation for the Call Price together with accrued and unpaid dividends to the Call Date, without interest; provided, however, such two year period shall be extended with respect to any holder of options, warrants, rights or securities described in Section 3.3 of the Governance Agreement until such time as the time period to convert, exercise or exchange such options, warrants, rights or securities has lapsed. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the corporation to give said notice, and the Call Amount (together with accrued and unpaid dividends to the Call Date) having been deposited, all as aforesaid, then all shares of Common Stock with respect to which such deposit shall have been made pursuant to exercise of the Call shall forthwith, whether or not the Call Date shall have occurred or the certificates for such shares of Common Stock shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the Call Date, the Call Price (together with accrued and unpaid dividends to the Call Date) to which they are entitled, without interest. The Company will issue to GSK (or to its designated Affiliate), on the Call Date as specified in the Call Notification, a number of duly authorized and validly issued shares of Class A Common Stock equal to the number of shares of Common Stock acquired thereby by the Company upon cancellation of the Common Stock subject to the Call.

               (ii)  Promptly following the end of the Put Period, the corporation shall deposit or cause to be deposited with the Depositary the funds and shares in amounts sufficient to pay the Put Price for all shares of Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares, together with a properly executed Put Notice, have been surrendered to the Depositary. Each holder of shares of Common Stock who has properly exercised the Put, and who has surrendered the shares of Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid and issued the Put Price for each such share properly put promptly following the end of the Put Period. A new certificate representing the shares of Common Stock not subject to the Put shall be issued to the holder of such shares. The corporation will issue to GSK (or to its designated Affiliate), on the date of cancellation of the Common Stock redeemed by the Company pursuant to the Put (which date shall be no later than five Business Days following the end of the Put Period), a number of duly authorized and validly issued shares of Class A Common Stock equal to the number of shares of Common Stock acquired thereby by the Company.

              (iii)  Any Depository selected by the corporation shall have short-term credit ratings of not less than A-1 from S&P and not less than P-1 from Moody's, and shall have long-term credit ratings of not less than AA from S&P and not less than Aa2 from Moody's. The Depositary shall invest any and all funds received by it in accordance with this Section C.6 in short-term United States government securities and shall distribute any income from such investments to either GSK or GlaxoSmithKline upon its demand.

              (iv)  The shares of Common Stock to be redeemed from each stockholder pursuant to the Put or the Call, as the case may be, shall be redeemed pro-rata with respect to the number of shares represented by each certificate held by such stockholder.

               (v)  The corporation shall only use the funds received by GSK, GlaxoSmithKline or their Affiliates to fund the Depositary for the purposes of effecting the Call or the Put, as the case may be.

            (b)   Redeemed Shares.    All shares of Common Stock redeemed by the corporation pursuant to the Call or the Put, as the case may be, shall be retired and cancelled promptly after the redemption thereof and may not be reissued.

          7.     Default.    Unless the Call has been previously exercised, if, prior to the last day of the Put Period, (i) the corporation shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or (ii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the corporation and the same is not dismissed within thirty days, or the corporation shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the corporation shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, then, and upon the occurrence of such event (an "Insolvency Event"), without notice of any kind whatsoever, the Put shall thereupon become immediately exercisable by the holders of shares of Common Stock that constitute Callable/Puttable Shares until the end of the Put Period.

          8.     Optional Conversion Following the Call/Put Termination Date.    Each share of Class A Common Stock outstanding immediately following (i) the Call Date or (ii) the close of business on the last day of the Put Period (in either case, the "Call/Put Termination Date"), shall, upon the written request of the holder of shares of Class A Common Stock, be converted into one share of Common Stock in accordance with the terms and conditions set forth below. All shares of Class A Common Stock converted by the corporation pursuant to this Section C.8 shall be retired and cancelled. Subject to the issuance of shares of Class A Common Stock pursuant to Section C.6(a)(i) or (ii), no shares of Class A Common Stock shall be issued after the Call/Put Termination Date.

          (a)   Mechanics of Conversion.    Before any holder of Class A Common Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (b)   Reservation of Shares.    The corporation shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of all issued and outstanding shares of Class A

  Common Stock following the Call/Put Termination Date. The corporation covenants that all shares of Common Stock which may be issued upon conversion of Class A Common Stock will upon issue be fully paid and non-assessable by the corporation and free from all taxes, liens and charges with respect to the issue thereof. The corporation further covenants that, if on the Call/Put Termination Date the Common Stock shall be listed on the New York Stock Exchange or on any other national securities exchange or the NASDAQ National Market System, the corporation will, if permitted by the rules of such exchange, seek to list on each such exchange or the NASDAQ National Market System, as the case may be, all shares of Common Stock, including those issuable upon conversion of the Class A Common Stock.

          9.     Legend.    Each certificate representing shares of Common Stock that constitute Callable/Puttable Shares shall bear the following legend:

        "One-half of the shares of Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the period, at the price and on the terms and conditions specified in the corporation's Restated Certificate of Incorporation and (ii) an option on the part of the holder, under certain circumstances, to require the corporation to redeem such shares of Common Stock, at the price and on the terms and conditions specified in the corporation's Restated Certificate of Incorporation. After redemption, the redeemed shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price for such shares, without interest."

          10.   Voting Rights for the Election of Directors/Board Size.

            (a)   Until such time as (i) GSK's Percentage Interest (as defined in the Governance Agreement) has fallen below 15% or (ii) directly as a result of any sale or other disposition by GSK or its Affiliates of Voting Stock (as defined in the Governance Agreement), GSK's Percentage Interest has fallen below 19.0%, the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect one (1) director.

            (b)   After and for so long as GSK's Percentage Interest is 35.1% or greater and less than 50.1% during the Interim Period (as defined in the Governance Agreement), the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect (i) one (1) director and (ii) that number of Independent Directors (as defined in the Governance Agreement) equal to GSK's Percentage Interest multiplied by the total number of Independent Directors (with such number being rounded to the nearest whole number).

            (c)   After and for so long as GSK's Percentage Interest is 50.1% or greater, the holders of a majority of the Class A Common Stock outstanding, voting as a separate class, shall be entitled to elect (i) that number of directors equal to one-third of the then total number of directors comprising the Board and (ii) that number of Independent Directors equal to one-half of the total number of Independent Directors.

            (d)   After and for so long as GSK's Percentage Interest is 50.1% or greater, the authorized number of directors on the Board shall be no less than nine, or any greater number that is divisible by three.

            (e)   In the case of any directors elected pursuant to paragraphs (a), (b), and (c) of this Section C.10, each director shall be nominated in accordance with the procedures set forth in the Governance Agreement and shall have the qualifications required by the Governance Agreement.

          11.   Certain Definitions.    For purposes of this Article IV, Section C, the following terms shall have the following meaning:

            (a)   "Affiliate" shall have the meaning ascribed to it in the Governance Agreement.

            (b)   "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.

            (c)   "Callable/Puttable Shares" means (i) all outstanding shares of Common Stock that are not subject to repurchase by the Company pursuant to any employee, officer, director or consultant compensation plan as of the Call Date or the final day of the Put Period, as the case may be, (ii) all shares of Common Stock subject to issuance upon the exercise of options to acquire Common Stock granted pursuant to any employee, officer, director or consultant compensation plan that are or will be fully vested as of the Call Date or the final day of the Put Period, as the case may be, (iii) all shares of Common Stock subject to issuance upon the exercise, exchange or conversion of warrants, exchangeable or convertible securities (other than any such options described in clause (ii)) that are by their terms exercisable, exchangeable or convertible as of the Call Date or the final day of the Put Period, as the case may be.

            (d)   "Change in Control" means a liquidation, dissolution or winding up of this corporation and shall be deemed to be occasioned by, or to include (i) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (ii) a sale of all or substantially all of the assets of this corporation.

            (e)   "Depositary" means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the corporation to serve as agent for the purpose of receiving certificates representing shares of the Common Stock upon exercise of the Put or Call, as the case may be, and distributing the Call Price or the Put Price therefor, as the case may be.

            (f)    "Put Notice" means a written notice electing to have shares of Common Stock redeemed by the corporation pursuant to the exercise of the Put.

            (g)   "Put Notification" means a written notice from the corporation to the holders of the shares of Common Stock that constitute Callable/Puttable Shares of (i) the rights of such holder to cause the corporation to redeem shares of Common Stock during the Put Period, (ii) the date of the commencement and termination of the Put Period, (iii) the Put Price, (iv) the identity and address of the Depositary and (v) instructions as to how to exercise the Put. The Put Notification shall, in all respects, comply with the requirements of the Securities Exchange Act.

            (h)   "Put Period" means, subject to Section C.5(b) of this Article IV, the period commencing on August 1, 2007 and ending on the close of business on the thirtieth Business Day thereafter or such later date as may be provided in Section C.5(b) of this Article IV or as may be required under the Securities Exchange Act or the Hart-Scott Rodino Antitrust Improvements Act of 1976; provided, that in the event of acceleration of the Put Period pursuant to Section C.7 of this Article IV, the Put Period shall be the period commencing as soon as practicable following the date of the occurrence of the Insolvency Event giving rise to such acceleration (but in no event later than ten days following such date) and ending on the close of business on the sixtieth Business Day thereafter or such later date as may be provided in Section C.5(b) of this Article IV or as may be required under the Securities Exchange Act.

            (i)    "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            (j)    "Qualified Change in Control Transaction" shall mean a Change in Control of the Company approved by a majority of the Independent Directors and consummated prior to July 1, 2007 that results in payment or issuance of securities prior to such date of cash or securities with a fair market value prior to such date (as determined in good faith by a majority of the Board) equal to or greater than $19.375 per share of Common Stock (appropriately adjusted to take into account stock dividends, stock splits, recapitalizations and the like).

          12.   Put and Call Not Change in Control; Qualified Change in Control Transaction.

            (a)   Notwithstanding any other provision of this Article IV of this Restated Certificate of Incorporation, the transactions to be consummated pursuant to exercise of the Put or the Call shall not be deemed to be a "Change in Control" for purposes of this Article IV.

            (b)   The call provisions and put provisions contained in Sections C.4 through C.8 of this Article IV shall expire and be of no further force or effect immediately prior to the consummation of a Qualified Change in Control Transaction.

ARTICLE V

        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        C.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VI

        Subject to Section 3(c) of Article IV(B), the number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Each director shall serve until such director's successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal.

        Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

        To the fullest extent permitted by the laws of the State of Delaware as it exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

        The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX

        In addition to any vote of the holders of any class or series of the stock of this Corporation required by law which might otherwise permit a lesser vote or no vote, or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Articles I, II, III and IV of this Restated Certificate of Incorporation, provided, however, that the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, shall be required to amend or repeal the provisions of Article IV. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article IV or (ii) amend or repeal, or adopt any provision inconsistent with Parts A and B of Article IV, and Articles V, VI, VII, VIII, and this Article IX of this Restated Certificate of Incorporation.

ARTICLE X

        A.    In recognition and anticipation (i) that as a result of the exercise of the Put and/or the Call, GSK or companies which, following completion of the Transaction, are controlled by, control or are under common control with GSK (excluding the corporation and any company that is controlled by the corporation) (the "GSK Group") may own a majority of the outstanding capital stock of this corporation, (ii) that directors, officers, employees or designees of GSK may serve as directors of this corporation, (iii) that the GSK Group engages and is expected to continue to engage in the same, similar or related activities and lines of business as those in which the corporation and its affiliates may engage and/or engage in other business activities that overlap with or compete with those in which the corporation and its affiliates may engage, subject only to any agreements to which the GSK Group and this corporation and its affiliates may be parties, (iv) that the corporation and its affiliates will engage in material business transactions with the GSK Group, including (without limitation) being a significant supplier of the GSK Group and engaging in joint ventures and joint development activities, and that this corporation is expected to benefit therefrom, and (v) that the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may seek to take advantage of the same or related business and corporate opportunities or may seek to take advantage of corporate and business opportunities that are suitable for or of interest to the other or might be suitable for or of interest to the other if the other were aware of such opportunities, and (vi) that, as a consequence of the foregoing, it is in the best interests of this corporation that the respective rights and duties of the corporation and of GSK, and the duties of any directors or officers of this corporation who are serving as designees of GSK, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for or of interest to, both of the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, the provisions of this Article XII shall regulate and define the conduct of certain of the business and affairs of the corporation and its affiliates in relation to GSK and any directors or officers of the corporation who are serving as designees of GSK. As used in this Article XII, the corporation's affiliates do not include members of the GSK Group.

        B.    1.    The corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may each take advantage of any or all business and corporate opportunities that may be available to them without offering the other any such business or corporate opportunity, informing the other of the existence of any such business or corporate opportunity, or giving the other the opportunity to participate in any such business or corporate opportunity, and the GSK Group shall have no duty arising from engaging in the same or similar activities or lines of business as the corporation and its affiliates, and neither the GSK Group nor any of its or their respective directors or officers shall be liable to this corporation or its stockholders for any breach of any duty to this corporation by reason of such activities by the GSK Group, except as expressly contemplated by section 2 of this Article XII, Section B. Without limiting the foregoing, the corporation and its affiliates, on the one hand, and the GSK Group, on the other hand, may separately compete for the same acquisition opportunities, in the development or acquisition of the same or similar technology or intellectual property rights, and for the same customers and the same suppliers. The corporation, on its own behalf and on behalf of its affiliates, to the fullest extent permitted by law, renounces any interest in or expectancy in, any or all corporate and business opportunities that are presented to the GSK Group or to any of their officers, directors and employees, even if such officers, directors or employees are also directors of the corporation, except as expressly contemplated by section 2 of this Article XII, Section B and waives any claim that any such opportunity constituted a corporate opportunity of the corporation that should have been presented to the corporation or any of its affiliates; provided, that such renunciation shall not prevent the corporation or its affiliates from separately seeking to take advantage of any or all of such corporate and business opportunities that come to the corporation or its affiliates, or its officers, directors or employees, in their own right, or that the corporation or its affiliates, or its officers, directors or employees become aware of in their own right. Without limiting the foregoing, except as expressly set forth in subsection 2 of this Article XII, Section B, no director, officer or employee of the GSK Group who is also a director or officer of the corporation shall have any duty to inform the corporation (or any of its other directors or its officers) of the availability or potential availability of any corporate or business opportunity known to such person in his or her capacity as an officer, director or employee of GSK or any member of the GSK Group or to inform the corporation (or its other directors or officers) of the plans of the GSK Group with respect thereto.

        2.     In the event that a director of the corporation who has been designated by GSK to serve on the board of directors acquires knowledge of a potential transaction or technology or other matter which may be a corporate or business opportunity for both the corporation and the GSK Group, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled the fiduciary duty of such director to the corporation and its stockholders with respect to such corporate and business opportunity, and the corporation to the fullest extent permitted by law renounces its interest in and waives any claim that such corporate or business opportunity constituted a corporate opportunity of the corporation that should have been presented to the corporation or any of its affiliates, if such director acts in a manner consistent with the following policy:

          (a)   A corporate or business opportunity offered to any person who is a director of this corporation, and who is not a director, officer or employee of the GSK Group, shall belong to the corporation; and

          (b)   A corporate or business opportunity offered to any person who is a director of the corporation and who is a director, officer or employee of GSK or a member of the GSK Group, shall belong to the corporation only if such opportunity is expressly offered to such person primarily in his or her capacity as a director of the corporation, and otherwise shall belong to GSK.

        3.     Nothing in this Article XII, Section B shall invalidate, limit or restrict the enforceability of any agreement properly entered into by the corporation and GSK, including any non-competition agreement or agreement to provide information or share business or corporate opportunities or participate in business or corporate opportunities, or agreement intended to further effectuate the general purposes of this Article XII, Section B.

        C.    The provisions of this Article XII shall have no further force or effect at such time as GSK shall first cease to be the owner, in the aggregate, of twenty percent (20%) or more of the Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (a) any agreement that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, (b) any transaction entered into before such time, or (c) any business opportunity that first arose before that time.

        D.    Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 85% of the voting power of all shares of the Corporation's voting stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article XII.

*    *    *

        THIRD: The foregoing amendment and restatement of the Restated Certificate of Incorporation of this corporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

        FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this            day of            , 2004.

Rick E Winningham Chief Executive Officer

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  Exhibit 3.3
RESTATED CERTIFICATE OF INCORPORATION OF THERAVANCE, INC.